Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

Ecolocap Solutions Inc. (ECOS) has signed agreements with US Native American Tribes to locate manufacturing facilities for the LI-Nano battery on tribal lands.

EcoloCap Solutions Inc. has engaged Naturally Native Development as a consultant to coordinate and plan the Joint Ventures between Native American Tribes and EcoloCap.

Barrington, IL – October 6, 2010 – EcoloCap Solutions Inc. (OTCBB:  ECOS), innovator of the Li-Nano Battery, and heavy fuel oil (HFO) emulsion technology, has signed a Letter of Intent and a initial Management Agreement with the Alturas Indian Rancheria Corporation and a Letter of Interest with the Susanville Rancheria Corporation to locate battery production facilities on Tribal land.

Naturally Native Development (NND) is guiding the formation of the Joint Venture (JV) projects. NND is a Native American owned development and consulting company.  NND has been involved in the planning and development of a number of successful casinos and other projects on Tribal lands.  NND and EcoloCap envision a totally vertically integrated project utilizing Native American Tribal Land and resources. The agreement also calls for the JV’s to acquire all available anode and cathode minerals necessary from tribal land mining facilities. The processed anode and cathode material will be used by the JV’s battery production facility, on tribal land, as well as supply the future Korean battery production facility and/or any other ECOS battery Joint Ventures.  All exports will be shipped from a deep-water port situated on Native American Land.

Michael Siegel, CEO states: “While this project may seem ambitious we are taking advantage of a new concept in funding and logistics, all in line with programs instituted by various government agencies and others to fund native people’s business enterprises.  This funding will come through multiple sources, i.e. stimulus funding, grant funding, multiple state and federal sources, BIA guaranteed loans, and Tribal bonding capabilities. The final, multiple JV’s must be formed which will be ratified by each tribe involved in the supply chain described above.

We are projecting for the first stage of battery production to deliver around 583 Kw/year and we hope all legal will be completed by the beginning of next year. The JV’s should initially employ over 350 individuals in low employment areas.”

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include the Nano Li rechargeable battery that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com
This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com | ECOS.OB